EXHIBIT C


                              EMPLOYMENT AGREEMENT


This EMPLOYMENT AGREEMENT ("Agreement"), dated as of November 18, 2002, by and between Comdial Corporation (the "Company"), a Delaware corporation, having offices at 106 Cattlemen Road, Sarasota, Florida 34232 and Travis Lee Provow, who resides at 310 Pilgrimage Pt., Alpharetta, GA 30022 (the "Executive").

                              W I T N E S S E T H :


         WHEREAS, the Company is engaged in the business of develops and markets sophisticated communications solutions for small to mid-sized offices, government, and other organizations (the "Business"); and

         WHEREAS, the Executive has certain experience relating to the Business of the Company; and

         WHEREAS, the Company desires to retain the services of the Executive;
and

         WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Executive; and

         WHEREAS, the Company desires to issue to the Executive certain stock options of the Company (the "Stock Options") pursuant to a stock option agreement (the "Stock Option Agreement"); and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1.       NATURE OF EMPLOYMENT.

                  (a) The Company hereby engages the Executive as an employee holding the office of Chairman of the Executive Committee, for the period specified in Section 2(a) below (the "Term"), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. Throughout the Term, subject to the direction of the Board of Directors and the Company's officers designated by the Board of Directors, the Executive shall perform and discharge well and faithfully the duties that may be assigned to him from time to time by the Company in connection with the conduct of its Business.

                  (b) Throughout the Term hereunder, the Executive will devote such time as is reasonably necessary to the performance of his duties and shall not, without the written consent of the Chief Executive Officer of the Company, render to others any service of any kind for compensation. Notwithstanding the foregoing, during the Term, the Executive shall devote not less than thirty-five
(35) hours of his business and professional time per week to the performance of of his duties hereunder. During the time that the Executive is an employee of the Company and for one (1) year thereafter, the Executive will not engage in any business activities that are directly or indirectly competitive with any business conducted by the Company or any of its subsidiaries or affiliates; (ii) observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Board of Directors of the Company (the "Board"), including but not limited to, the standard policies and procedures of the Company as in effect from time to time; and (iii) do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities. Nothing in this Agreement shall in any way be construed to limit the Executive's ability to dedicate his business and professional time to matters unrelated to the business conducted by the Company or any of its subsidiaries or affiliates; provided, however, that such matters do not contravene the terms and conditions set forth herein.

                  (c) the Executive acknowledges that Sections 5 and 6 of this Agreement contain non-competition and non-disclosure or proprietary information provisions, and the Executive agrees to comply with these provisions. The Executive understands that entering into and complying with these provisions is a condition to the Executive's employment with the Company and that failure to comply with the terms and conditions of these provisions may result in termination "for cause" under this Agreement.

         2.       TERM OF EMPLOYMENT.

                  (a) Subject to prior termination in accordance with paragraph 2(b) below, the term of this Agreement and the Executive's employment hereunder shall be for a term of six months commencing on the date of this Agreement; and following such Term, this Agreement shall thereafter renew for an additional term of six months; provided, however that the Executive and the Company each consents in writing to such renewal, and unless either party gives written notice of termination to the other party not less than thirty (30) days prior to the end of any term (in which event this Agreement shall terminate effective as of the close of such term).

                  (b)      This Agreement may be terminated:

                           (i) upon mutual written agreement of the Company and the Executive;

                           (ii) at the option of the Company, upon written notice to the Executive, "for cause" (as hereinafter defined);

                           (iii) at the option of the Company in the event of the "permanent disability" (as hereinafter defined) of the Executive; or

                           (iv)     upon the death of the Executive.

                  (c) As used herein, the term "for cause" shall mean and be limited to: (i) any willful and material breach of this Agreement by the Executive; (ii) any willful or gross neglect by the Executive of his duties and responsibilities hereunder; (iii) any fraud, criminal misconduct, breach of fiduciary duty, dishonesty, or gross and willful misconduct by the Executive in connection with the performance of his duties and responsibilities hereunder;
(iv) the Executive being legally intoxicated or under the influence of illegal or illegally obtained


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

drugs during business hours or while on call, or being habitually drunk or addicted to drugs (provided that this shall not restrict the Executive from taking physician-prescribed medication in accordance with the applicable prescription); (v) the commission by the Executive of any felony or crime of moral turpitude; (vi) any action by the Executive which may materially impair or damage the reputation of the Company; (vii) insubordinate disregard of any lawful direction given to the Executive by the President or the Board of Directors; or (viii) repeated failure or refusal to comply with the Company's policies and procedures.

                  (d) As used herein, the term "permanent disability" shall mean, and be limited to, any physical or mental illness, disability or impairment that prevents or may reasonably be expected to prevent the Executive from continuing for the performance of his normal duties and responsibilities hereunder for a period in excess of four consecutive months. For purposes of determining whether a "permanent disability" has occurred under this Agreement, the written determination thereof by two (2) qualified practicing physicians selected and paid for by the Company (and reasonably acceptable to the Executive) shall be conclusive.

                  (e) Upon any termination of this Agreement as hereinabove provided, the Company's obligations under this Agreement to pay further compensation shall cease forthwith, except that the Executive (or his estate or legal representatives, as the case may be) shall be entitled to receive any and all unpaid Base Salary appropriately prorated to and as of the effective date of termination (based on the number of days elapsed prior to the date of termination), and any other amounts then due and payable to the Executive hereunder. All such payments shall be made on the next applicable payment date therefor (as provided in Section 3 below) following the effective date of termination. Such payments shall constitute all amounts to which the Executive shall be entitled upon termination of this Agreement, except as provided in
Section 6.

         3.       COMPENSATION AND BENEFITS.

                  (a) BASE COMPENSATION. As compensation for his services to be rendered hereunder, the Company shall pay to the Executive a base salary at the rate of $180,000 per annum (the "Base Salary"), which shall be payable in periodic installments in accordance with the standard payroll practices of the Company in effect from time to time, and shall be subject to required tax and payroll withholdings.

                  (b) BONUS COMPENSATION. In addition to the Base Salary, the Executive will be entitled to receive a bonus and/or other incentive compensation in an amount to be determined by the Compensation Committee of the Board of Directors of the Company; provided, however, that the failure of the Company to award any such bonus and/or other incentive compensation shall not give rise to any claim against the Company. The amount, if any, and timing of such bonus, shall be determined by the Compensation Committee of the Board of Directors of the Company in its sole discretions.

                  (c) STOCK OPTIONS. Upon the date hereof, the Company also shall grant to the Executive 2,500,000 Stock Options to be priced based upon the current trading price of the Company's common stock. Such Stock Options shall vest as set forth in the Stock Option Agreement.


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

                  (d) EXPENSES. Throughout the period of the Executive's employment hereunder, the Company shall also reimburse the Executive, upon presentment by the Executive to the Company of appropriate receipts and vouchers therefor, for any reasonable out-of-pocket business expenses incurred by the Executive in connection with the performance of his duties and responsibilities hereunder; provided, however, that no reimbursement shall be required to be made for any expense which is not properly deductible (in whole or in part) by the Company for income tax purposes, or for any expense item which has not previously been approved if and to the extent required in accordance with the Company's standard policies and procedures in effect from time to time.

         4.       VACATION, PERSONAL DAYS AND SICK DAYS.

                  The Executive shall further be entitled to paid vacation, holidays, personal days and sick days in accordance with the Company's standard policies and procedures in effect from time to time.

         5.       NONDISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION.

                  During the time that the Executive is an employee and thereafter (the "Relationship"), the Executive agrees to the following:

                  (a) The Executive acknowledges that during the term of this Relationship, the Executive will have access to and possession of trade secret, confidential information, and proprietary information (collectively, as defined more extensively below, "Confidential Information") of the Company, its subsidiaries and affiliates and their respective clients. The Executive recognizes and acknowledges that this Confidential Information is valuable, special and unique to the Company's business, and that access to and knowledge thereof are essential to the performance of the Executive's duties to the Company. During the term of this Relationship and thereafter, the Executive will keep secret and will not use or disclose to any person or entity other than the Company, in any fashion or for any purpose whatsoever, any Confidential Information relating to the Company or its clients except at the request or the Company.

                  (b) The term "Confidential Information", includes, but is not limited to, information written, in digital form, in graphic form, electronically stored, orally transmitted or memorized concerning:

                           (i) the Company's business or operations plans,
                  strategies, portfolio, prospects or objectives;

                           (ii) the Company's structure, products, product
                  development, technology, distribution, sales, services, support and marketing plans, practices, and operations;

                           (iii) the prices, costs, and details of the Company's
                  services;

                           (iv) research and development, new products,
                  licenses, operations or plans;


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

                           (v) trade secrets, proprietary information, trade and
                  service marks, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, technology, writings, software programs, other works of authorship, know-how, discoveries, developments, designs, schematics, manuals, drawings, techniques, employee suggestions, development tools, computer printouts, and improvements;

                           (vi) clients and client lists (including without
                  limitation, the identities or clients, names, addresses, contact, persons and the clients' business status or needs);

                           (vii) information regarding the skills, compensation
                    and benefits of other employees of the Company;

                           (viii) financial records, unpublished financial
                  statements, financial condition, results of the Company's operations and related information about the Company;

                           (ix) any other financial, commercial, business or
                  technical information related to any of the products or services made, developed or sold by the Company or its clients.

                  (c) The Executive further recognizes that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of this Relationship, the Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with work for the Company, Third Party Information unless expressly authorized by the Company in writing.

                  (d) The Executive further agrees to store and maintain all Confidential Information in a secure place. On the termination of the relationship, the Executive agrees to deliver all records, data, information, and other documents produced or acquired during the term of this relationship, and all copies thereof, to the Company. Such material at all times will remain the exclusive property of the Company, unless otherwise agreed to in writing by the Company. Upon termination of the relationship, the Executive agrees to make no further use of any Confidential Information on his or her own behalf or on behalf of any other person or entity other than the Company.

                  (e) During the term of this Relationship, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality unless consented to in writing by that former employer or person.


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

         6.       AGREEMENT NOT TO COMPETE.

                  (a) During the period of his employment with the Company and for a period of twelve months thereafter ("Period of Restriction"), the Executive will not, directly or indirectly, for his own account or on behalf of any other party or as an employer, employee, consultant, manager, agent, broker, contractor, stockholder, director or officer of a corporation, investor, owner, lender, partner, joint venturer, licensor, licensee, sales representative, distributor, or otherwise:

                           (i) Conduct any business with any company which does
                  business by engaging in the research, design, production, development, manufacture, licensing, patenting, marketing or sale of any services, programs or products which provide similar functions to any of the Company's services, programs or products, or by engaging in, or contributing the Executive's knowledge and abilities to, any business or entity in direct or indirect competition with the Company by becoming an owner, officer, director, significant stockholder, employee, partner, commissioned salesperson, agent, representative or consultant of or for any such business or entity, except on behalf of the Company as part of the Executive's normal duties as an employee of the Company or as authorized in writing by the Company.

                           (ii) Directly or indirectly, for his own account or
                  for the benefit of others, solicit, hire or retain any employee of the Company or its affiliates or persuade or entice any employee of the Company or its affiliates to leave the employ of the Company or its affiliates.

                           (iii) Molest or interfere with the goodwill and
                  relationship with any of the customers or subscribers of the Company or its affiliates.

                  (b) The Executive agrees that any breach of this Section 6 shall cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Executive agrees that (i) the Executive shall not be entitled to any further payments due under the terms of this Agreement, and
(ii) any stock option granted but not exercised shall be void and have no further force or effect. Furthermore, in addition to any other remedies that may be available, the Company shall have the right to seek specific performance and injunctive relief as set forth in Section 8, without the need to post a bond or other security.

                  (c) The Executive further acknowledges that the covenants contained in this Section 6 are (i) a material part of this Agreement and if this Agreement is terminated for any reason, the Executive will be able to earn a livelihood without violating these provisions and (ii) reasonably limited and in furtherance of the legitimate business interests of the Company.


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


         7.       RETURN OF COMPANY PROPERTY.

                  When the Executive leaves the employ of the Company, the Executive will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, recordings, data, notes, reports, proposals, lists (including, but not limited to, customer lists), correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, its successors or assigns. The Executive further agrees that any property situated on the Company's premises and owned by the Company, including computer disks and other digital, analog or hard copy storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, the Executive will cooperate with the Company in completing and signing the Company's termination statement for technical and management personnel.

         8.       LEGAL AND EQUITABLE REMEDIES.

                  Because the Executive's services are personal and unique and because the Executive may have access to and become acquainted with the Proprietary Information of the Company, and because the parties agree that irrepressible harm would result in the event of a breach of Sections 5, 6, and 7 by the Executive, the Company may not have an adequate remedy at law, the Company will have the right to enforce Sections 5, 6, and 7 and any of their provisions by injunction, restraining order, specific performance or other injunction relief, without bond, and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. Employer's remedies under this Section 9 are not exclusive, and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise. Notwithstanding anything to the contrary herein and except as part of the Executive's normal duties as an employee of the Company or as authorized in writing by the Company, any use by the Executive during the Restricted Period of any trade secrets or customer lists, or any direct solicitation by the Executive of any existing customer or employee of the Company, shall be presumed to be an irreparable injury to the Company and may be specifically enjoined.

         9.       NO CONFLICTING OBLIGATIONS.

                  The Executive represents that his compliance with the terms of this Agreement and his performance as an executive of the Company does not and shall not breach any agreement to keep in confidence information acquired by the Executive in confidence or in trust prior to employment by the Company. The Executive has not entered into, and agrees not to enter into, any agreement, either written or oral, in conflict herewith.

         10.      NOTIFICATION OF NEW EMPLOYER.

                  In the event that the Executive leaves the employ of the Company, the Executive hereby agrees to notify his new employer of those of his obligations that are continuing under this Agreement.


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         11.      NOTICES.

                  Any notice of communication permitted or required by this Agreement shall be in writing and delivered personally or via overnight courier or certified mail, return receipt requested:

         If to the Company:           Comdial Corporation
                                      106 Cattlemen Road
                                      Sarasota, Florida 34232
                                      Attn: General Counsel

         If to the Executive:         Travis Lee Provow
                                      310 Pilgrimage Pt.
                                      Alpharetta, GA 30022

         12.      OPPORTUNITY FOR REVIEW.

                  THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS BEEN OFFERED ADEQUATE OPPORTUNITY TO REVIEW THIS AGREEMENT, THE EXECUTIVE HAS REVIEWED THIS AGREEMENT CAREFULLY AND HAS HAD AMPLE OPPORTUNITY TO OBTAIN ADVICE AS TO THE MEANING OF THE TERMS, COVENANTS AND AGREEMENTS CONTAINED HEREIN FROM SUCH PROFESSIONAL ADVISORS AS THE EXECUTIVE HAS DEEMED APPROPRIATE OR NECESSARY.

                  The Executive further acknowledges that the Company will be irreparably harmed if the Executive discloses the contents hereof, whether orally or in writing, to any person or party except as permitted by this Agreement or as may be required under applicable law and, therefore, the Executive affirms that any such disclosure shall be deemed a material breach of this Agreement. Notwithstanding the foregoing, the Executive may disclose and review this Agreement with any of the Executive's professional advisors provided such advisors undertake to retain the confidentiality of the content of this Agreement.

         13.      GENERAL.

                  (a) No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or subsequent breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

                  (b) Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the express prior written consent of the other party.

                  (c) The captions and paragraph headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.


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


                  (d) The validity and construction of this Agreement or any of its provisions will be governed by and constructed in accordance with the laws of the State of Florida without regard to its conflicts of law. Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court for the Southern District of Florida located in Tampa, Florida, or if such court lacks subject matter jurisdiction, to the jurisdiction of the Supreme Court of the State of Florida, County of Hillsborough. Each of the parties hereto specifically waives any objection that it may otherwise have to the jurisdiction or venue of any such Courts or that such Courts are an inconvenient forum and acknowledges that service of process may be made by mailing a copy thereof in accordance with the provisions of Section 11. However, any dispute arising under, out of, in connection with, or in relation to: the Executive's employment with the Company; the termination of that employment; this Agreement or the making, validity, interpretation or breach thereof, will be determined and settled by arbitration before a single arbitrator at the offices of the American Arbitration Association ("AAA") located in Tampa, Florida or an office located nearest to Tampa, Florida, pursuant to the rules then obtaining of the AAA. Any award rendered will be final and conclusive upon the parties, and judgment thereon may be entered in any court of competent jurisdiction. The arbitrator will have no authority to add to or to modify any provision of this Agreement and may in no event award punitive damages. The prevailing party in such an arbitration proceeding will be entitled to recover from the other party his attorneys' fees, all reasonable out-of-pocket costs and disbursements, as well as all charges which may be made for the cost of the arbitration and the fees of the arbitrator, but nothing in this Section 13(d) will preclude the Company from obtaining injunctive relief as set forth in
Section 8 above.

                  (e) This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

                  (f) This Agreement may be executed in counterparts, each of which will be deemed to be an original hereof, but all of which together will constitute one and the same instrument.

                  (g) This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

                  (h) This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity will have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

                  (i) If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require;


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and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

                  (j) The provisions of this Agreement will survive the termination of the Employee's employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

         THE EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT RESTRICTS HIS RIGHT TO COMPETE DURING AND SUBSEQUENT TO HIS EMPLOYMENT, RESTRICTS HIS RIGHT TO DISCLOSE OR USE THE COMPANY'S CONFIDENTIAL AND PROPRIETARY INFORMATION DURING AND SUBSEQUENT TO HIS EMPLOYMENT, AND AFFECTS HIS RIGHTS TO INVENTIONS THE EXECUTIVE MADE DURING THE EXECUTIVE'S EMPLOYMENT.

         THE EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY, AND FULLY UNDERSTANDS ITS TERMS.

         IN WITNESS THEREOF, the parties have executed and delivered this Agreement on the date first written above.

                                        COMDIAL CORPORATION


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:




                                        By:
                                           -------------------------------------
                                                     (TRAVIS LEE PROVOW)


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